Exhibit 7

First Amendment to Settlement Agreement

This First Amendment to Settlement Agreement, dated February 20, 2020 (this “Amendment”), is by and among Eric L. Oliver, SoftVest, L.P., SoftVest Advisors, LLC, Murray Stahl, Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC (f/k/a Horizon Asset Management LLC), Allan R. Tessler, ART-FGT Family Partners Limited, and Tessler Family Limited Partnership (collectively, the “Investor Group”), on the one hand, and Texas Pacific Land Trust (the “Trust”), John R. Norris III and David E. Barry, on the other hand (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties previously entered into that certain Settlement Agreement, dated July 30, 2019 (the “Settlement Agreement”);

WHEREAS, the Conversion Exploration Committee of the Trust recommended a plan of conversion on January 20, 2020; and

WHEREAS, the Parties desire hereby to amend the Settlement Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Item 5 of the Settlement Agreement is hereby amended to add the following sentence at the end of Item 5:

“Notwithstanding anything to the contrary in this Agreement, the Decision Period shall extend through March 6, 2020.”

2.
This Amendment modifies the Settlement Agreement only to the extent set forth herein.  Except as specifically amended by this Amendment, the Settlement Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

3.	The construction and interpretation of this Amendment shall be exclusively governed by the laws of the State of Texas, without giving effect to its conflict of law rules.

4.
This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the other Parties hereto. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail in portable document format (pdf) shall be equally as effective as delivery of an original executed counterpart of this Amendment.

5.
This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors, parents, affiliates, subsidiaries, officers, trustees, directors, partners, employees, and permitted assigns.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Amendment or caused the same to be executed by its duly authorized representative as of the date first above written.

TEXAS PACIFIC LAND TRUST

By:	/s/ David E. Barry
Name:	David E. Barry
Title:	Trustee

By:	/s/ John R. Norris III
Name:	John R. Norris, III
Title:	Trustee

[Signature Page to First Amendment to Settlement Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Amendment or caused to the same to be executed by its duly authorized representative as of the date first above written.

THE INVESTOR GROUP

HORIZON KINETICS LLC

By:	/s/ Jay Kesslen
Name:	Jay Kesslen
Title:	General Counsel

SOFTVEST ADVISORS, LLC

By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	President

ART-FGT FAMILY PARTNERS LIMITED

By:	Tessler FMC LLC, its general partner

By:	/s/ Andrea Tessler
Name:	Andrea Tessler
Title:	Manager

TESSLER FAMILY LIMITED PARTNERSHIP

By:	Apres Vous LLC, its general partner

By:	/s/ Andrea Tessler
Name:	Andrea Tessler
Title:	Manager

[Signature Page to First Amendment to Settlement Agreement]